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                                                                 Exhibit (10)(h)

                            ANNUAL OFFICER INCENTIVE
                  COMPENSATION PLAN FOR CMS ENERGY CORPORATION
                              AND ITS SUBSIDIARIES

Effective as of January 1, 2006
Approved by Committee on March 30, 2006


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                            ANNUAL OFFICER INCENTIVE
            COMPENSATION PLAN FOR OFFICERS OF CMS ENERGY CORPORATION
                              AND ITS SUBSIDIARIES

I.   GENERAL PROVISIONS

     1.1 PURPOSE. The purpose of the Annual Officer Incentive Compensation Plan ("Plan") is to:

          (a) Provide an equitable and competitive level of compensation that will permit CMS Energy Corporation ("Company") and its subsidiaries to attract, retain and motivate highly competent Officers.

          (b) No payments to Officers in the form of incentive compensation shall be made unless pursuant to a plan approved by the Committee and after express approval of the Committee.

     1.2 EFFECTIVE DATE. The initial effective date of the Plan is January 1, 2004. The Plan as described herein, is amended and restated effective as of January 1, 2006. Section VII was added effective December 1, 2005.

     1.3 DEFINITIONS. As used in this Plan, the following terms have the meaning described below:

          (a) "Account Balance Plan" means a nonqualified deferred compensation plan described in Code Section 409A and applicable regulations.

          (b) "Annual Award" means an annual incentive award granted under the Plan.

          (c) "Base Salary" means the base salary on January 1 of a Performance Year, except as impacted by a Change in Status as defined in
               Article V. For purposes of the Plan, an Officer's Base Salary must be subject to annual review and annual approval by the Committee.

          (d)  "CMS Energy" means CMS Energy Corporation.

          (e)  "Code" means the Internal Revenue Code of 1986, as amended.

          (f) "Code Section 162(m)" means the "Million Dollar Cap" that may limit an employer's annual tax compensation deduction for certain compensation of covered employees, unless the compensation is based on specific performance goals that are adopted and administered in accordance with requirements set forth in Code
               Section 162(m) and regulations thereunder.

          (g) "Code Section 162(m) Employee" means an employee whose compensation is subject to the "Million Dollar Cap" under Code
               Section 162(m). Generally, this is the CEO and the four highest paid executive officers of the Company.


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          (h)  "Committee" means the Committee on Compensation and Human
               Resources of the Board of Directors of CMS Energy.

          (i)  "Common Stock" means the common stock of CMS Energy.

          (j)  "Company" means CMS Energy Corporation.

          (k) "Corporate Free Cash Flow" (CFCF) means CMS Consolidated Cash Flow from operating activities, excluding pension contributions and adjusted for GCR Recovery, plus Cash Flow from Investing Activities.

          (l) "Deferred Annual Award" means the amount deferred by an Officer pursuant to Section 4.2

          (m) "Disability" means that a participant has terminated employment with the Company or a Subsidiary and is entitled to disability payments under the Pension Plan.

          (n) "Earnings Per Share" (EPS) means the amount of adjusted net income (excluding mark to market) per outstanding CMS Energy Share.

          (o) "GCR Recovery" means actual/forecast incremental GCR recovery during January and February calculated as actual/forecast GCR cycle billed sales times above budget GCR factor.

          (p) "Leave of Absence" for purposes of this Plan means a leave of absence that has been approved by the Plan Administrator.

          (q) "Officer" means an employee of the Company or a Subsidiary in Salary Grade "E-3" or higher.

          (r) "Payment Event" means the date a Deferred Annual Award may be paid pursuant to Section 4.2.

          (s) "Payment Term" means the length of time for payment of a Deferred Annual Award under Section 4.2.

          (t) "Pension Plan" means the Pension Plan for Employees of Consumers Energy and Other CMS Energy Companies.

          (u) "Performance Year" means the calendar year prior to the year in which an Annual Award is made by the Committee.

          (v) "Plan" means the Annual Officer Incentive Compensation Plan for Officers of CMS Energy Corporation and Its Subsidiaries, as effective January 1, 2004 and any amendments thereto.

          (w) "Plan Administrator" means the President and Chief Executive Officer of CMS Energy, under the general direction of the Committee.


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          (x)  "Retirement" means that a Plan participant is no longer an active employee and qualifies for a retirement benefit other than a deferred vested retirement benefit under the Pension Plan.

          (y) "Separation from Service" means an Employee who retires or otherwise has a termination of employment from the Company. The term is defined under Code Section 409A and any applicable regulations. A Separation from Service does not occur if an Employee is on a paid or unpaid authorized leave of absence from the Employer and has the right to reemployment. An Employee is not on an authorized leave of absence but is separated from service if he or she is not providing and is not expected to provide in the future more than insignificant services to the Company.

          (z) "Subsidiary" means any direct or indirect subsidiary of the Company.

     1.4 ELIGIBILITY. Officers (salary grade E-3 and above) are eligible for participation in the Plan.

     1.5  ADMINISTRATION OF THE PLAN.

          (a) The Plan is administered by the President and Chief Executive Officer of CMS Energy under the general direction of the Committee.

          (b) The Committee, no later than March 30th of the Performance Year, will approve performance goals for the Performance Year.

          (c) The Committee, no later than March 15th of the calendar year following the Performance Year, will review for approval proposed Annual Awards for all Officer participants, as recommended by the President and CEO of the Company. All proposed Annual Awards are subject to approval of the Committee. Before the payment of any Annual Awards, the Committee will certify in writing that the performance goals were in fact satisfied in accordance with Code
               Section 162(m).

          (d) The Committee reserves the right to modify the performance goals with respect to unforeseeable circumstances or otherwise exercise discretion with respect to proposed Annual Awards as it deems necessary to maintain the spirit and intent of the Plan, provided that such discretion will be to decrease or eliminate, not increase, Annual Awards in the case of any Code Section 162(m) Employees. The Committee also reserves the right in its discretion to not pay Annual Awards for a Performance Year. All discretionary decisions of the Committee are final.

II.  CORPORATE PERFORMANCE GOALS

     2.1 IN GENERAL. The composite Plan Performance Factor will depend on corporate performance in two areas: (1) the ongoing net income per outstanding CMS Energy share (EPS); and (2) the Corporate Free Cash Flow of CMS Energy (CFCF). Each Component as well as the composite Plan Performance Factor to be used for payouts will be capped at a maximum of 200%. A table containing the composite Plan


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          Performance Factors shall be created by the Committee for each
          Performance Year. The table for Performance Year 2006 is set forth below.

               (a) EPS COMPONENT. EPS performance shall constitute 33% of the composite Plan Performance Factor. The 100% EPS goal for the 2006 performance year is $1.00 per share, and the EPS component shall increase or decrease by 25% for each $.05 per share change in performance. (Mathematical extrapolation shall be used for actual results not shown in the table.) There will be no payout under the EPS Component unless at least $.95 per share is achieved.

               (b) CFCF COMPONENT. CFCF performance shall constitute 67% of composite Plan Performance Factor. The 100% CFCF goal for the 2006 performance year is$(300) million, and the CFCF component shall decrease by 1% for each $2 million change in performance. The CFCF component shall increase by 25% for each $75 million increase in performance from $(300) million. (Mathematical extrapolation shall be used for actual results not shown in the table.) There will be no payout under the CFCF component unless at least $(350) million is achieved.

             COMPOSITE PERFORMANCE FACTORS FOR 2006 PERFORMANCE YEAR

   CFCF
 COMPONENT
(MILLIONS)
EPS
COMPONENT     <$(350)    $(350)   $(300)   $(225)   $(150)   $(75)    $0
----------   ---------   ------   ------   ------   ------   -----   ----
$.94         No Payout      50%     67%      84%     101%     117%   134%
$.95            25%         75%     92%     109%     125%     142%   159%
$1.00           33%         83%    100%     117%     134%     150%   167%
$1.05           41%         92%    108%     125%     142%     159%   175%
$1.10           50%        100%    117%     133%     150%     167%   184%
$1.15           58%        108%    125%     142%     158%     175%   192%
$1.20           66%        116%    133%     150%     167%     183%   200%

Notes: Mathematical extrapolation shall be used for actual results not shown in the table. Target Award is Bolded 100% and Maximum Award is Bolded 200%

III. ANNUAL AWARD FORMULA

     3.1 OFFICERS' ANNUAL AWARDS. Annual Awards for each eligible Officer will be based upon a standard award percentage of the Officer's Base Salary as in effect on January 1 of the Performance Year. The standard award percentages are set forth in the table below. The maximum amount that can be awarded under this Plan for any Code Section 162(m) Employee will not exceed $2.5 Million in any one Performance Year. The total amount of an Officer's Annual Award shall be computed according to the annual award formula set forth in Section 3.2.


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
                                       SALARY    STD AWARD AS A
              POSITION                  GRADE   % OF BASE SALARY
              --------                 ------   ----------------
President & CEO                          E-9            65%
Vice Chairman                            E-8            60%
President, Subsidiary - Ex Vice Pres     E-7            55%
President, Subsidiary - Ex Vice Pres     E-6            50%
Senior Vice President                    E-5            45%
Vice President                           E-4            40%
Vice President                           E-3            35%

     3.2  Annual Awards for Officers will be calculated and made as follows:

          INDIVIDUAL AWARD = BASE SALARY TIMES
          STANDARD AWARD % TIMES PERFORMANCE FACTOR %

IV.  PAYMENT OF ANNUAL AWARDS

     4.1 CASH ANNUAL AWARD. All Annual Awards for a Performance Year will be paid in cash no later than March 15th of the calendar year following the Performance Year provided that they first have been reviewed and approved by the Committee, and provided further that the Annual Award for a particular Performance Year has not been deferred voluntarily pursuant to Section 4.2. The amounts required by law to be withheld for income and employment taxes will be deducted from the Annual Award payments. All Annual Awards become the obligation of the company on whose payroll the Officer is enrolled at the time the Committee makes the Annual Award.

     4.2  DEFERRED ANNUAL AWARDS.

          (a) The payment of all or any portion (rounded to an even multiple of 10%) of a cash Annual Award may be deferred voluntarily at the election of an individual Plan participant. A separate irrevocable election must be made no later than six months prior to the end of the Performance Year. Any Annual Award made by the Committee after termination of employment of a participant or retirement of a participant will be paid in accordance with any deferral election made within the enrollment period.

          (b) At the time the participant makes a deferral election he or she must select the Payment Options (including the Payment Event as set forth at (c) below and the Payment Term as set forth at (d) below) applicable to the Deferred Annual Award for the Performance Year, as well as any earnings or income attributable to such amounts. The participant, at the time of the deferral election for the Performance Year must elect a payment event for the Deferred Annual Award. The Payment Options elected will apply only to that year's Deferred Annual Award and will not apply to any previous Deferred Annual Award or to any subsequent Deferred Annual Award.


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          (c)  The Payment Event elected can be either:

               (i) Separation from Service for any reason other than death. Payment will be made, or begin, in the later of: (1) January of the year following the year of the Separation from Service; or (2) the seventh month after the month of the Separation from Service. Later installments, if any, will be paid in January of the succeeding years;

               (ii) Payment upon attainment of a date certain that is more than
                    1 year after the last day of the applicable Performance Year. Later installments, if any, will be paid in January of the succeeding years.

          (d) Payment Term. At the time of electing to defer an Annual Award, the participant must also elect how he or she wishes to receive any such payment from among the following options (the participant may elect a separate Payment Term for each Payment Event elected):

                    (i) Payment in a single sum upon occurrence of the Payment Event.

                    (ii) Payment of a series of annual installment payments over a period from two (2) years to fifteen (15) years following the Payment Event. The series of installment payments is to be construed and treated as a right to a series of separate payments. Each such separate payment shall be equal to a fractional amount of the original balance in the account the numerator of which is one and the denominator of which is the number of installment payments elected. Although initially such installment payments will be identical, actual payments may vary based upon investment performance. For example, a series of 5 installment payments will result in a payout of 1/5 of the account balance in the first installment, 1/4 of the account balance (including investment gains or losses since the first installment date) in the second installment, etc.

          (e) Changes to Payment Options. Once a Payment Option has been elected, subsequent changes which would accelerate the receipt of benefits from the Plan are not permitted, except as provided in Sections (h) through (j). A subsequent election to change the payment options related to a Payment Event, in order to delay a payment or to change the form of a payment, can only be made when both of the following conditions are satisfied:

                    (a) such election may not take effect until at least 12 months after the date on which the election is made; and,

                    (b) the payment(s) with respect to which such election is made is deferred for a period of not less than 5 years from the date such payment would otherwise have been made.

          (f) Investments. At the time of electing to voluntarily defer payment, the participant must elect how the Deferred Annual Award will be treated by the Company or Subsidiary. To the extent that any amounts deferred are placed in a rabbi trust


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               with an independent record keeper, a participant who has
               previously deferred amounts under this Plan or any of the other Account Balance Plans of the Company will automatically have his or her existing investment profile apply to this deferral also. All determinations of the available investment options by the Plan Administrator are final and binding upon participants. A participant may change the investment elections subject to any restrictions imposed by the plan record keeper or by any applicable laws and regulations. Additional restrictions, including blackout periods and window periods are generally applicable with respect to elections relating to CMS Energy Common Stock to comply with any insider trading rules of the Securities and Exchange Commission. Prior to any establishment of a rabbi trust or selection of an independent record keeper, the participant must elect whether the Deferred Annual Award will be treated as invested, as applicable, in accordance with Paragraph I or Paragraph II below.

               I. A Deferred Annual Award will be credited with the sums in lieu of interest from the first day of the month following the month in which the Annual Award is determined to the date of payment. The interest accrual rate will be equivalent to the prime rate of interest as reported in The Wall Street Journal, compounded quarterly as of the first business day of January, April, July and October of each year during the deferral period. The prime rate in effect on the first business day of January, April, July and October will be the prime rate (described above) in effect for that quarterly period.

               II. A Deferred Annual Award will be treated as if it were invested as an optional cash payment under the CMS Energy Stock Purchase Plan including the accumulation of any dividends. The value of the deferred sum at the time of payment will be equal to the number of dollars such an investment would have been worth as measured b the purchase price of shares of Common Stock using the average closing price, as reported in The Wall Street Journal (NYSE-composite transactions) for the first five trading days in the December previous to a January payout.

          (g) The amount of any Deferred Annual Award is to be satisfied from the general corporate funds of the company on whose payroll the Plan participant was enrolled prior to the payout beginning and are subject to the claims of general creditors of that company. This is an unfunded nonqualified deferred compensation plan. To the extent the Company or Subsidiary, as applicable, elects to place funds with a trustee to pay its future obligations under this Plan, such amounts are placed for the convenience of the Company or Subsidiary, remain the property of the Company or Subsidiary and the participant shall have no right to such funds until properly paid in accordance with the provisions of this Plan. For administrative ease and convenience, such amounts may be referred to as participant accounts, but as such are a notional account only and are not the property of the participant. Such amounts remain subject to the claims of the creditors of the Company or Subsidiary.

          (h) Payment in the Event of an Unforeseeable Emergency. The Participant may request that payments commence immediately upon the occurrence of an Unforeseeable Emergency as that term is defined in Code Section 409A and any applicable regulations. Generally, an unforeseeable emergency is a severe


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               financial hardship resulting from an illness or accident of the
               Employee or the Employee's spouse or dependent, loss of property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Employee. A distribution on account of unforeseeable emergency may not be made to the extent that such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Employee's assets (without causing severe financial hardship), or by cessation of deferrals under this arrangement, the Savings Plan or other arrangements. Distributions because of an unforeseeable emergency are limited to the amount reasonably necessary to satisfy the emergency need (after use of insurance proceeds, liquidation of assets, etc.) plus an amount to pay taxes reasonably anticipated as a result of the distribution. In the event any payment is made due to an unforeseeable emergency, all deferral elections for the current Plan Year will cease and the Participant will not be eligible to make any deferral elections under this Plan for the following Plan Year. For any Participant receiving a hardship withdrawal under the Savings Plan, all deferral elections under this Plan for the current Plan Year will cease and the Participant will not be eligible to make any deferral elections under this Plan for the following Plan Year.

          (i) Payment Pursuant to the Terms of a Domestic Relations Order. Payment may be accelerated and made to a person other than the Participant to the extent so ordered by a Court applying applicable state domestic relations law to provide for the support, property settlement or welfare of a spouse, former spouse or child of the Participant. Notwithstanding the above, in no event may any amount that is not vested under this Plan be payable until such amount is properly vested.

          (j) Conflicts of Interest. A payment will be made when necessary in order to comply with a certificate of divestiture (as defined in Code Section 1043(b)(2)).

          (k) Payment in the Event Any Amount is Includible in Income. A payment will be made to the Participant at any time where the Plan fails to satisfy the requirements of Code Section 409A and any applicable regulations, and as a result the Participant is required to report taxable income. Such payment may not exceed the amount required to be included in income by the Participant as a result of the failure to comply with the requirements of Code Section 409A.

          (l) Payment in Company Stock. Payments are made in cash except when the Participant is subject to any applicable restrictions imposed by any laws and regulations, including blackout periods and window periods generally applicable to the CMS Energy Common Stock Fund to comply with any insider trading rules of the Securities and Exchange Commission. At the Plan Administrator's discretion, amounts in the Company Stock Fund may be paid in Company stock rather than in cash.

     4.3  PAYMENT IN THE EVENT OF DEATH.

          (a) A participant may name the beneficiary of his or her choice on a beneficiary form provided by the Company, and the beneficiary shall receive payment in the event


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               that the Participant dies prior to receipt of either a cash
               Annual Award or a Deferred Annual Award. If a beneficiary is not named, the payment will be made to the first surviving class as follows:

                    1.   Widow or Widower

                    2.   Children, per capita

                    3.   Parents, per capita

                    4.   Brothers and Sisters, per capita

                    5.   Estate of the Deceased

          (b) A participant may change beneficiaries at any time, and the change will be effective as of the date the participant completes and signs the beneficiary form, whether or not the participant is living at the time the request is received by the Company. However, the Company or the applicable Subsidiary will not be liable for any payments made before receipt of a written request.

V.   CHANGE OF STATUS

     Payments in the event of a change in status will not apply if no Annual Awards are made for the Performance Year.

     5.1 PRO-RATA ANNUAL AWARDS. A new Officer, whether hired or promoted to the position, or an Officer promoted to a higher salary grade during the Performance Year will receive a pro rata Annual Award based on the percentage of the Performance Year in which the employee is in a particular salary grade. An Officer whose salary grade has been lowered, but whose employment is not terminated, during the Performance Year will receive a pro rata Annual Award based on the percentage of the Performance Year in which the employee is in a particular salary grade.

     5.2 TERMINATION. An Officer whose employment is terminated pursuant to a violation of the Company code of conduct or other corporate policies will not be considered for an Annual Award.

     5.3 RESIGNATION. An Officer who resigns prior to payment (during or after a Performance Year) will not be eligible for an Annual Award. If the resignation is due to reasons such as a downsizing or reorganization, or the ill health of the Officer or ill health in the immediate family, the Officer may petition the Committee and may be considered, in the discretion of the Committee, for a pro rata Annual Award. The Committee's decision to approve or deny the request for a pro rata Annual Award shall be final.

     5.4 DEATH, DISABILITY, RETIREMENT, LEAVE OF ABSENCE. An Officer whose status as an active employee is changed during the Performance Year due to death, Disability, Retirement, or Leave of Absence will receive a pro rata Annual Award. An Officer who retires, is on disability or leave of absence and who becomes employed by a competitor of CMS Energy or Consumers Energy or their subsidiaries or affiliates prior to award payout will forfeit all rights to an Annual Award, unless prior approval of such employment has been granted by the Committee. A "competitor" shall mean


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          an entity engaged in the business of (1) selling (a) electric power or natural gas at retail or wholesale within the State of Michigan or (b) electric power at wholesale within the market area in which an electric generating plant owned by a subsidiary or affiliate of CMS Enterprises is located or (2) developing an electric generating plant within the State of Michigan or a market area in which an electric generating plant owned by a subsidiary or affiliate of CMS Enterprises is located.

VI.  MISCELLANEOUS

     6.1 IMPACT ON BENEFIT PLANS. Payments made under the Plan will be considered as earnings for the Supplemental Executive Retirement Plans (Salary Grades E-3 through E-9) but not for purposes of the Employees' Savings Plan, Pension Plan, or other employee benefit programs.

     6.2 IMPACT ON EMPLOYMENT. Neither the adoption of the Plan nor the granting of any Annual Award under the Plan will be deemed to create any right in any individual to be retained or continued in the employment of the Company or any corporation within the Company's control group.

     6.3 TERMINATION OR AMENDMENT OF THE PLAN. The Company may amend or terminate the Plan at any time. Upon termination, any amount accrued under the Plan will remain in the Plan and be paid out in accordance with the Payment Elections previously selected. The Plan Administrator is authorized to make any amendments that are deemed necessary or desirable to comply with any applicable laws, regulations or orders or as may be advised by counsel or to clarify the terms and operation of the Plan. The Company may terminate the Plan and accelerate any benefits under the Plan, at its discretion, if it acts consistent in all manners with the requirements of Code Section 409A and any applicable regulations with respect to when a terminated plan may accelerate payment to a Participant.

     6.4 GOVERNING LAW. The Plan will be governed and construed in accordance with the laws of the State of Michigan.

     6.5 DISPUTE RESOLUTION. Any disputes related to the Plan should first be brought to the Plan Administrator. If that does not result in a mutually agreeable resolution, then the dispute shall be subject to final and binding arbitration before a single arbitrator selected by the parties to be conducted in Jackson, Michigan. The arbitration will be conducted and finished within 90 days of the selection of the arbitrator. The parties shall share equally the cost of the arbitrator and of conducting the arbitration proceeding, but each party shall bear the cost of its own legal counsel and experts and other out-of-pocket expenditures.

VII. AMENDMENT TO REFLECT CODE SECTION 409A

     7.1  PRIOR ELECTIONS. Certain one-time elections are permitted under Code
          Section 409A and the proposed regulations thereunder. Accordingly, each participant in the Plan (and all such Plans for prior years) may elect by December 16, 2005, (1) to receive all or a portion of the amounts in the account balance attributable to deferrals, to be paid prior to December 31, 2005, (2) to change or revoke a prior election for deferrals for


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          the 2005 Performance Year, and (3) to change his or her payment elections. Any change in the payment elections will be applied to the entire amount in the participant's account as of December 31, 2005.

     7.2 CODE SECTION 409A. Prior to December 31, 2006, this Plan will be amended, effective as of January 1, 2005, to comply with the requirements of Section 409A of the Code. Prior to that amendment, the Plan will be operated in good faith compliance with the provisions of
          Section 409A and IRS Notice 2005-1. While operating in good faith compliance, any provisions of the Plan that violate a provision of
          Section 409A will be changed in operation to conform to Section 409A.


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